UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2016

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2016, AxoGen, Inc. (the “Company”), AxoGen Corporation, a wholly owned subsidiary of the Company, Three Peaks Capital S.a.r.l. (“Three Peaks”), an indirect wholly owned subsidiary of Oberland Capital Healthcare Master Fund LP, and Oberland Capital Healthcare Master Fund LP entered into Amendment 1 to Term Loan Agreement (the “Amendment”).  The Amendment amends certain terms of the term loan agreement entered into by such parties on November 12, 2014 (the “Loan Agreement”).

Under the Loan Agreement, the Company borrowed $25 million (the “Initial Term Loan”), which has a six year term and requires interest only payments and a final principal payment due at the end of the term.  Interest under the Initial Term Loan is payable quarterly at 9.00% per annum plus the greater of LIBOR or 1.0%, which, as of November 13, 2014, resulted in a 10% rate. Under certain conditions, the Company had the option to draw an additional $7 million (the “Subsequent Borrowing”) during the period of April 1, 2016 through June 29, 2016, under similar terms and conditions.  The Amendment provides that the period for the Subsequent Borrowing be changed to July 1, 2016 through September 30, 2016 (the “New Time Period”).  Additionally, the Amendment provides for certain other changes to the conditions to the Subsequent Borrowing to conform with the New Time Period.  Other than the changes made in connection with the New Time Period, the Amendment contained no other material changes to the Loan Agreement.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
10.18.4	Amendment 1 to Term Loan Agreement, dated as of June 29, 2016, by and among AxoGen, Inc., AxoGen Corporation, Three Peaks Capital S.a.r.l. and Oberland Capital Healthcare Master Fund LP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: July 6, 2016	By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel & Senior VP of Business Development

EXHIBIT INDEX

Exhibit No.	Description
10.18.4	Amendment 1 to Term Loan Agreement, dated as of June 29, 2016, by and among AxoGen, Inc., AxoGen Corporation, Three Peaks Capital S.a.r.l. and Oberland Capital Healthcare Master Fund LP.